Exhibit 99.1

News Release
CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
July 22, 2014

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED JUNE 30, 2014

•	Second quarter revenues of $1.76 billion lead to Adjusted EBITDA of $213 million

•	Diluted Loss Per Share from Continuing Operations and Adjusted Diluted Loss Per Share both total $(0.28)

•	North Goonyella and Metropolitan longwalls successfully commissioned

•	Sustainable cost improvements continue across the platform; capital efficiency initiatives lead to reduced capital spending targets of $210 to $250 million

•	Global coal market share increases to 30 percent of energy consumption; greatest contribution to energy mix since 1970
ST. LOUIS, July 22 - Peabody Energy (NYSE: BTU) today reported second quarter 2014 revenues of $1.76 billion, leading to Adjusted EBITDA of $213.1 million. Loss from Continuing Operations totaled $(72.0) million with Diluted Loss Per Share from Continuing Operations of $(0.28).
“Peabody’s U.S. operations delivered higher second quarter results, and our Australian platform completed multiple operational milestones and improved costs in the face of challenging market conditions,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “U.S. coal demand has been expanding for the last two years, and our team continues to respond to seaborne market conditions by improving operational efficiencies, reducing costs and maximizing cash flow generation. Peabody expects that accelerating supply cutbacks and rising demand will lead to improving seaborne market fundamentals heading into 2015.”

RESULTS FROM PEABODY CONTINUING OPERATIONS
Second quarter revenues increased 2 percent to $1.76 billion, primarily due to a 1 percent increase in sales volumes to 61.7 million tons and the finalization of pricing on a long-term Western coal supply agreement, partly offset by lower Australian realizations. U.S. Mining revenues rose to $1.03 billion as an increase in both Western shipments and realizations overcame a decline in Midwestern volumes and revenues per ton. Australian revenues declined 5 percent on lower realized pricing. Australian sales totaled 9.7 million tons, including 4.8 million tons of metallurgical coal and 3.1 million tons of seaborne thermal coal.

Cost initiatives and improved operating results largely offset a $155 million impact from lower seaborne coal prices, resulting in Adjusted EBITDA of $213.1 million, a decline of $41.2 million from the prior year. U.S. Mining Adjusted EBITDA increased 12 percent to $291.9 million on a 5 percent rise in volumes and a 6 percent gross margin expansion from higher realizations and lower costs. Australian Mining Adjusted EBITDA declined to $12.2 million as a result of lower pricing. Australian costs per ton decreased 1 percent on improved longwall performance and cost reduction initiatives.
Trading and Brokerage Adjusted EBITDA totaled $6.3 million. Resource Management Adjusted EBITDA totaled $1.7 million compared to prior-year results of $42.4 million that benefited from the sale of surplus reserves and surface lands in the Midwest.
Loss from Continuing Operations totaled $(72.0) million compared to Income from Continuing Operations of $101.4 million in the prior year. The change was primarily driven by a $188.7 million tax provision differential as a result of a lower Australian tax benefit and higher U.S. earnings compared with the prior year. Diluted Loss from Continuing Operations and Adjusted Diluted Loss both totaled $(0.28) per share.
Summary of Adjusted Diluted EPS (Unaudited)

	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2014	2013	2014	2013

Diluted EPS - (Loss) Income from Continuing Operations (1)	$(0.28)	$0.39	$(0.46)	$0.33
Asset Impairment, Net of Income Taxes	—	0.08	—	0.08
Remeasurement Benefit Related to Foreign Income Tax Accounts	—	(0.14)	(0.01)	(0.13)
Adjusted Diluted EPS (2)	$(0.28)	$0.33	$(0.47)	$0.28

(1)	Reflects (loss) income from continuing operations, net of income taxes less net income (loss) attributable to noncontrolling interests.

(2)	Represents a non-GAAP financial measure defined at the end of this release and illustrated in the Reconciliation of Non-GAAP Financial Measures table after this release.
Ongoing capital efficiency improvements and higher equipment availability led to second quarter capital spending of $40.3 million. Total liquidity remains $2.1 billion, including nearly $500 million of cash.

COAL MARKETS AND PEABODY'S POSITION
“While the current seaborne markets are still experiencing supply pressures, coal remains in strong demand and now accounts for its largest share of global energy use in more than 40 years,” said Boyce. “The world continues to turn to coal as a competitive fuel source, and ongoing urbanization and industrialization trends are expected to drive long-term global coal demand growth. In the U.S., coal supplied 92 percent of the incremental electricity demand in the first quarter, and second quarter coal generation remains strong. Southern Powder River Basin inventory levels are expected to fall further below normal by the end of the summer on higher demand and continued rail performance issues.”
Within global coal markets:

•
The third quarter metallurgical coal price benchmark for high-quality low-vol hard coking coal settled at $120 per tonne ($108 per short ton) with benchmark low-vol PCI at $100 per tonne ($91 per short ton), in line with second quarter settlements;

•
China's coal generation rose 5 percent through June and economic expansion increased as the government's stimulus measures gained traction. Metallurgical coal imports declined 17 percent in the first five months of the year as steel production growth has been muted. Accelerating economic growth and additional targeted stimulus are expected to translate into improved steel production and metallurgical coal import demand in the second half of the year;

•
India’s coal generation rose 12 percent and metallurgical coal imports increased 26 percent through June. Coal stockpiles are at extremely low levels of only one week at nearly half of the country’s coal plants as a result of reduced hydro generation, domestic production shortages and a 6 percent decline in thermal coal imports. The new prime minister has stated his intention to emphasize economic growth and increase coal imports as pro-development policies are implemented;

•
Japan’s coal generation increased 9 percent through May as coal holds a compelling economic advantage over imported natural gas and nuclear generation remains shuttered. Coal’s share of Japan’s total electricity generation has increased from 27 percent in 2011 to approximately 35 percent year-to-date through May;

•
European coal demand remains mixed as steel production rose 4 percent through May on improving demand, while coal generation declined 12 percent through June on mild temperatures and higher renewable generation. Germany is targeting the addition of 5.5 gigawatts of coal-fueled generation by the end of 2015; and

•
Global seaborne markets have remained oversupplied, although production cutbacks are expected to take further hold in the second half of the year. Through June, Australian thermal and metallurgical coal exports rose 8 percent and 12 percent, respectively, offsetting a modest decline in Indonesian thermal coal exports and a 16 percent reduction in U.S. exports. China’s domestic coal production is down 2 percent through June as marginal cost production is rationalized and smaller mines are closed or consolidated. Recently announced seaborne metallurgical coal cutbacks total nearly 20 million tonnes, and the third quarter price settlement is expected to place additional pressure on seaborne suppliers.

By 2016, annual global coal demand is expected to rise 600 million tonnes. Peabody estimates that approximately 250 gigawatts of new coal-fueled generation will be built over the next three years, requiring an additional 750 million tonnes of annual thermal coal at expected capacity utilization. Over this same period, China and India coal imports are expected to grow 100 million tonnes, and ongoing urbanization and industrialization is projected to drive a 10 to 15 percent increase in seaborne metallurgical coal demand.
The company targets 2014 Australian sales of 35 to 37 million tons, including 16 to 17 million tons of metallurgical coal and 11 to 12 million tons of export thermal coal.

Within U.S. coal markets:

•
Coal generation increased 6 percent through June, while natural gas generation declined 2 percent as utilities continue to switch from gas to coal. Coal generation accounted for 41 percent of electricity generation in the U.S. through June, and 2014 coal demand is expected to rise 30 to 40 million tons over 2013 levels;

•	Southern Powder River Basin inventories are at 49 days of supply, a nearly 30 percent improvement over the prior year on rising coal demand and stable shipments; and

•
Transportation concerns have impacted the Southern Powder River Basin, leading to greater coal conservation measures at certain utilities. Rail performance continues to fall short of expectations, resulting in an estimated 15 million tons of lower shipments through the first six months of 2014.

Peabody’s projected 2014 U.S. production is essentially fully priced, with 2015 sales 20 to 30 percent unpriced based on comparable 2014 production levels.

The last several months have resulted in new policy initiatives regarding carbon dioxide in both Australia and the United States:

•
Against a backdrop of widespread unpopularity, political change and soaring electricity costs, Australia repealed its carbon tax in a major policy reversal. The repeal is expected to lead to lower electricity rates, improved Australian competitiveness and reduced costs for business. Australia was one of many countries around the world that is reevaluating its carbon policy.

•
The U.S. Environmental Protection Agency has proposed carbon dioxide rules that would require states to reduce emissions from existing electric generating plants. Should the rules be finalized in their current form, third parties have projected the potential for negative impacts to generation, consumer electricity rates, jobs and economic development. Significant opposition to the proposed rules has emerged from states, congressional delegations, labor unions, businesses, citizen groups and others. Peabody believes the proposed rules represent poor policy, with significant economic harm. These proposed rules are not yet finalized, and aggressive litigation is expected depending on the final outcome.

OPERATIONAL AND CAPITAL UPDATE
Peabody achieved multiple operational successes in the second quarter. The company is focused on driving sustained cost reductions at all levels of the organization, maintaining capital discipline and completing additional non-core asset sales to maximize cash flows. 2014 capital spending targets have been lowered to $210 to $250 million and spending is primarily allocated to sustaining capital items. The company continues to benefit from prior capital investments across the platform, and is therefore capable of maintaining lower capital spending levels for several years.
Operational initiatives are focused on:

•	Optimizing the benefits from the fully commissioned longwall top coal caving system at the North Goonyella Mine, including greater automation of underground equipment and increased yields;

•
Capitalizing on increased productivity from the new longwall at the Metropolitan Mine. Longwall performance has exceeded planned production targets and has reached available mine capacity since installation in April;

•	Maximizing the benefits of the recent owner-operator conversions and completing the owner-operator transition at the Moorvale Mine in the third quarter; and

•	Advancing the reserve development at the Gateway North Mine in Illinois to replace production from the existing operation in 2015. Slope construction is underway and ahead of targeted schedule.

OUTLOOK
Peabody is targeting third quarter 2014 Adjusted EBITDA of $140 million to $190 million and Adjusted Diluted Loss Per Share of $(0.53) to $(0.40). Targets reflect the impact of lower realizations in Australia and the Western U.S., three longwall moves, improved performance at the North Goonyella Mine and the repeal of the carbon tax in Australia.
Additional full-year 2014 targets include:

•	New total sales targets of 245 to 260 million tons, including U.S. sales of 185 to 190 million tons and Australian sales of 35 to 37 million tons;

•	U.S. costs per ton 1 to 3 percent below 2013 levels on cost containment efforts, with U.S. revenues per ton 4 to 7 percent below 2013 levels due to price re-openers;

•	Australian costs in the low-to-mid $70 per ton range; and

•	Full-year depreciation, depletion and amortization approximately 5 to 10 percent below 2013 levels.

Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions.  The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, go to PeabodyEnergy.com and AdvancedEnergyForLife.com.

-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The company uses words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook,” “target” or other similar words to identify forward-looking statements. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of July 22, 2014. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: global supply and demand for coal, including the seaborne thermal and metallurgical coal markets; price volatility and customer procurement practices, particularly in international seaborne products and in the company’s trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices; impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting, site access, operational risks and new technologies related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay agreements for rail and port commitments for the delivery of coal; successful implementation of business strategies; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and their related funding requirements; replacement and development of coal reserves; availability, access to and related cost of capital and financial markets; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements; changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; litigation, including claims not yet asserted; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in the company’s release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  The company has defined below the non-GAAP financial measures that are used and has included in the tables following this release reconciliations of these measures to the most directly comparable GAAP measures.

Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization, asset impairment and mine closure costs, charges for the settlement of claims and litigation related to previously divested operations and amortization of basis difference associated with equity method investments.  Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States GAAP.  Management uses Adjusted EBITDA as the primary metric to measure segment operating performance and also believes it is useful to investors in comparing the company’s current results with those of prior and future periods and in evaluating the company’s operating performance without regard to its capital structure or the cost basis of its assets.

Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS are defined as (loss) income from continuing operations and diluted earnings per share from continuing operations, respectively, excluding the impacts of asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations, net of tax, and the remeasurement of foreign income tax accounts on the company’s income tax provision. The company calculates income tax benefits related to asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations based on the enacted tax rate in the jurisdiction in which they have been or will be realized, adjusted for the estimated recoverability of those benefits. Management has included these measures because, in the opinion of management, excluding those foregoing items is useful in comparing the company’s current results with those of prior and future periods. Management also believes that excluding the impact of the remeasurement of foreign income tax accounts represents a meaningful indicator of the company's ongoing effective tax rate.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2014 and 2013

(In Millions, Except Per Share Data)
	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2014	2013	2014	2013

Tons Sold	61.7	60.8	123.0	118.0

Revenues	$1,758.0	$1,725.3	$3,384.8	$3,473.3
Operating Costs and Expenses (1)	1,467.6	1,437.2	2,862.4	2,826.6
Depreciation, Depletion and Amortization	163.1	185.7	320.3	356.4
Asset Retirement Obligation Expenses	15.9	18.3	31.5	37.3
Selling and Administrative Expenses	59.2	64.0	118.7	129.1
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(2.2)	(43.2)	(12.0)	(45.8)
Asset Impairment	—	21.5	—	21.5
Loss from Equity Affiliates:
Results of Operations	20.3	13.0	25.7	29.0
Amortization of Basis Difference	1.3	2.4	2.5	4.0
Loss from Equity Affiliates	21.6	15.4	28.2	33.0
Operating Profit	32.8	26.4	35.7	115.2
Interest Income	(4.4)	(1.1)	(8.0)	(7.0)
Interest Expense	105.2	110.8	208.5	212.1
Loss from Continuing Operations Before Income Taxes	(68.0)	(83.3)	(164.8)	(89.9)
Income Tax Provision (Benefit):
Provision (Benefit)	5.3	(147.6)	(45.8)	(145.5)
Remeasurement Benefit Related to Foreign Income Tax Accounts	(1.3)	(37.1)	(2.7)	(35.5)
Income Tax Provision (Benefit)	4.0	(184.7)	(48.5)	(181.0)
(Loss) Income from Continuing Operations, Net of Income Taxes	(72.0)	101.4	(116.3)	91.1
Income (Loss) from Discontinued Operations, Net of Income Taxes	0.8	(14.3)	1.0	(23.4)
Net (Loss) Income	(71.2)	87.1	(115.3)	67.7
Less: Net Income (Loss) Attributable to Noncontrolling Interests	2.1	(3.2)	6.5	0.8
Net (Loss) Income Attributable to Common Stockholders	$(73.3)	$90.3	$(121.8)	$66.9

Adjusted EBITDA	$213.1	$254.3	$390.0	$534.4

Diluted EPS - (Loss) Income from Continuing Operations (2)(3)	$(0.28)	$0.39	$(0.46)	$0.33

Diluted EPS - Net (Loss) Income Attributable to Common Stockholders (2)	$(0.27)	$0.33	$(0.46)	$0.25

Adjusted Diluted EPS (2)	$(0.28)	$0.33	$(0.47)	$0.28

(1)	Excludes items shown separately.
(2)
Weighted average diluted shares outstanding were 268.0 million and 267.5 million for the quarters ended Jun. 30, 2014 and 2013, respectively, and 267.9 million and 267.4 million for the six months ended Jun. 30, 2014 and 2013, respectively.

(3)	Reflects (loss) income from continuing operations, net of income taxes, less net income (loss) attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2014 and 2013

	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2014	2013	2014	2013

Revenue Summary (In Millions)
U.S. Mining Operations	$1,031.2	$970.9	$2,016.2	$1,947.7
Australian Mining Operations	707.4	744.8	1,319.2	1,482.8
Trading and Brokerage Operations	10.3	(3.4)	31.3	22.5
Other	9.1	13.0	18.1	20.3
Total	$1,758.0	$1,725.3	$3,384.8	$3,473.3

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	6.2	6.5	12.4	13.0
Western U.S. Mining Operations	40.1	37.6	81.6	75.2
Australian Mining Operations (1)	9.7	8.6	17.9	16.9
Trading and Brokerage Operations	5.7	8.1	11.1	12.9
Total	61.7	60.8	123.0	118.0

Revenues per Ton - Mining Operations
Midwestern U.S.	$49.09	$51.09	$49.03	$51.13
Western U.S. (2)	18.12	17.04	17.26	17.04
Total - U.S. (2)	22.27	22.03	21.44	22.08
Australia	73.16	86.44	73.77	87.84

Operating Costs per Ton - Mining Operations (3)
Midwestern U.S.	$37.83	$34.55	$37.04	$34.33
Western U.S. (2)	12.59	12.92	12.41	12.84
Total - U.S. (2)	15.97	16.09	15.65	16.02
Australia	72.30	73.39	73.20	75.23

Gross Margin per Ton - Mining Operations (3)
Midwestern U.S.	$11.26	$16.54	$11.99	$16.80
Western U.S. (2)	5.53	4.12	4.85	4.20
Total - U.S. (2)	6.30	5.94	5.79	6.06
Australia	0.86	13.05	0.57	12.61

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - U.S. Mining Operations	$291.9	$261.7	$544.5	$534.5
Adjusted EBITDA - Australian Mining Operations	12.2	112.5	14.0	212.9
Adjusted EBITDA - Trading and Brokerage:
Trading and Brokerage Operations	6.3	(20.4)	20.0	(4.4)
Litigation and Arbitration Charges	—	(20.6)	(15.6)	(20.6)
Total Trading and Brokerage	6.3	(41.0)	4.4	(25.0)
Adjusted EBITDA - Resource Management (4)	1.7	42.4	11.2	44.5
Selling and Administrative Expenses	(59.2)	(64.0)	(118.7)	(129.1)
Other Operating Costs, Net (5)	(39.8)	(57.3)	(65.4)	(103.4)
Adjusted EBITDA	213.1	254.3	390.0	534.4
Depreciation, Depletion and Amortization	(163.1)	(185.7)	(320.3)	(356.4)
Asset Retirement Obligation Expenses	(15.9)	(18.3)	(31.5)	(37.3)
Asset Impairment	—	(21.5)	—	(21.5)
Amortization of Basis Difference Related to Equity Affiliates	(1.3)	(2.4)	(2.5)	(4.0)
Operating Profit	32.8	26.4	35.7	115.2
Operating Cash Flows	21.2	59.7	75.3	331.4
Acquisitions of Property, Plant and Equipment	40.3	92.5	64.7	166.5

(1)
Metallurgical coal tons sold totaled 4.8 million and 4.1 million for the quarters ended Jun. 30, 2014 and 2013, respectively, and 8.0 million and 7.7 million for the six months ended Jun. 30, 2014 and 2013, respectively.

(2)
The finalization of pricing under a customer sales agreement resulted in additional Western U.S. revenues per ton, operating costs per ton, and gross margin per ton of $1.08, $0.21, and $0.87, respectively, for the quarter ended Jun. 30, 2014, and $0.41, $0.08, and $0.33, respectively, for the six months ended Jun. 30, 2014. The impact on Total - U.S. revenues per ton, operating costs per ton, and gross margin per ton was $0.93, $0.17, and $0.76, respectively, for the quarter ended Jun. 30, 2014, and $0.36, $0.07, and $0.29, respectively, for the six months ended Jun. 30, 2014.

(3)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; asset impairment; and certain other costs related to post-mining activities.

(4)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(5)	Includes loss from equity affiliates and costs associated with post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
As of Jun. 30, 2014 and Dec. 31, 2013

(Dollars In Millions)
	(Unaudited)
	Jun. 30, 2014	Dec. 31, 2013
Cash and Cash Equivalents	$498.4	$444.0
Accounts Receivable, Net	447.1	557.9
Inventories	548.4	506.7
Deferred Income Taxes	67.2	66.4
Other Current Assets	316.7	417.7
Total Current Assets	1,877.8	1,992.7
Property, Plant, Equipment and Mine Development, Net	10,700.5	11,082.5
Deferred Income Taxes	82.1	7.8
Investments and Other Assets	1,031.8	1,050.4
Total Assets	$13,692.2	$14,133.4

Current Maturities of Long-Term Debt	$20.8	$31.7
Accounts Payable and Accrued Expenses	1,462.0	1,737.7
Other Current Liabilities	21.9	6.1
Total Current Liabilities	1,504.7	1,775.5
Long-Term Debt, Less Current Maturities	5,973.2	5,970.7
Deferred Income Taxes	59.5	40.9
Other Noncurrent Liabilities	2,150.4	2,398.4
Total Liabilities	9,687.8	10,185.5
Stockholders' Equity	4,004.4	3,947.9
Total Liabilities and Stockholders' Equity	$13,692.2	$14,133.4

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2014 and 2013

(Dollars In Millions, Except Per Share Data)	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2014	2013	2014	2013

Adjusted EBITDA	$213.1	$254.3	$390.0	$534.4
Depreciation, Depletion and Amortization	163.1	185.7	320.3	356.4
Asset Retirement Obligation Expenses	15.9	18.3	31.5	37.3
Amortization of Basis Difference Related to Equity Affiliates	1.3	2.4	2.5	4.0
Interest Income	(4.4)	(1.1)	(8.0)	(7.0)
Interest Expense	105.2	110.8	208.5	212.1
Income Tax Provision (Benefit) Before Remeasurement of Foreign Income Tax Accounts	5.3	(147.6)	(45.8)	(145.5)
Adjusted (Loss) Income from Continuing Operations (1)	(73.3)	85.8	(119.0)	77.1
Asset Impairment, Net of Income Taxes	—	21.5	—	21.5
Remeasurement Benefit Related to Foreign Income Tax Accounts	(1.3)	(37.1)	(2.7)	(35.5)

(Loss) Income from Continuing Operations, Net of Income Taxes	$(72.0)	$101.4	$(116.3)	$91.1

Net Income (Loss) Attributable to Noncontrolling Interests	$2.1	$(3.2)	$6.5	$0.8

Diluted EPS - (Loss) Income from Continuing Operations (2)	$(0.28)	$0.39	$(0.46)	$0.33
Asset Impairment, Net of Income Taxes	—	0.08	—	0.08
Remeasurement Benefit Related to Foreign Income Tax Accounts	—	(0.14)	(0.01)	(0.13)
Adjusted Diluted EPS	$(0.28)	$0.33	$(0.47)	$0.28

Targeted Results for the Quarter Ending Sept. 30, 2014 (Unaudited)

(Dollars In Millions, Except Per Share Data)	Quarter Ending
	Sept. 30, 2014
	Targeted Results
	Low	High

Adjusted EBITDA	$140	$190
Depreciation, Depletion and Amortization	160	170
Asset Retirement Obligation Expenses	21	19
Interest Income	(2)	(3)
Interest Expense	105	103
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	—	5
Adjusted Loss from Continuing Operations (1)	(144)	(104)
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Loss from Continuing Operations, Net of Income Taxes	$(144)	$(104)

Net (Loss) Income Attributable to Noncontrolling Interests	$(2)	$2

Diluted EPS - Loss from Continuing Operations (2)	$(0.53)	$(0.40)
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Adjusted Diluted EPS	$(0.53)	$(0.40)

(1)	In order to arrive at the numerator used to calculate Adjusted Diluted EPS, it is necessary to deduct net income (loss) attributable to noncontrolling interests from this amount.
(2)	Reflects (loss) income from continuing operations, net of income taxes, less net income (loss) attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.